UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
July 17, 2009

MEDPRO SAFETY PRODUCTS, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-52077	91-2015980
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employee Identification No.)

817 Winchester Road, Suite 200
Lexington, KY 40505
(Address of Principal Executive Offices) (Zip Code)

(859) 225-5375
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 17, 2009, MedPro Safety Products, Inc. (the “Company”) entered into an employment agreement with one of its executive officers, Craig Turner. The agreement is filed as an exhibit to this Report on Form 8-K.

Mr. Turner’s Agreement

Position:  Chief Executive Officer

Term:  July 1, 2009 to June 30, 2012, subject to automatic one-year extensions thereafter, unless the Company or Mr. Turner provides prior written notice of its or his intention to not renew the employment agreement.

Base Salary:  Mr. Turner’s base salary will be $28,333.33 per month.

Annual Bonus:  Mr. Turner is eligible for a bonus of up to a total of 100% of his base salary as the Board of Directors of the Company may determine in its sole discretion.

Employee Benefits:  Mr. Turner is entitled to participate in the stock option and incentive compensation arrangements for the management of the Company.  Mr. Turner is also entitled to participate in the employee benefit plans, policies and practices sponsored by the Company for the benefit of its employees, upon the same terms and conditions as other employees of the Company, including vacation and holiday time. Mr. Turner shall have the use of a personal assistant.

Confidentiality, Nonsolicitation and Noncompetition: Mr. Turner agrees not to encourage employees to leave the Company, encourage customers to terminate their relationships with the Company, and compete with the Company during his employment and during the restricted period.  The restricted period means six months after Mr. Turner terminates employment with the Company.  Mr. Turner also agrees to maintain the confidentiality of the Company’s information during and after his employment with the Company.

Termination:  The Company may terminate Mr. Turner for cause, as defined in Exhibit 10.1, which termination shall be immediate.  Should the Company terminate Mr. Turner other than for cause, Mr. Turner shall continue to be paid his monthly base salary (but no other amounts related to any employee benefit plans and no further accrual of vacation, sick or holiday time) until the end of the term of his agreement, even though he is no longer working for the Company, which payment shall be specifically conditioned upon and in exchange for any written releases deemed appropriate by the Company. Mr. Turner may terminate employment with the Company for any reason.  Upon a change in control of the Company, Mr. Turner shall receive a single sum payment in an amount equal to Mr. Turner’s monthly base salary for 36 months (less any applicable social security, federal, state or local tax withholdings), based on Mr. Turner’s monthly based salary in the month in which such termination occurs.  A change in control is defined as (1) a change in ownership, (2) a change in effective control, or (3) a change in asset control, as each of these terms is defined in Exhibit 10.1.  The Company has agreed to pay Mr. Turner the amount of any state, local or federal tax incurred by him as a result of payments to him that would not have been imposed but for the occurrence of a change in control.

The above summary of the material terms of Mr. Turner’s employment agreement is qualified by reference to the text of the agreement which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.	Financial Statement and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

10.1	Employment Agreement with Craig Turner, dated July 17, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

MEDPRO SAFETY PRODUCTS, INC.

Dated: July 21, 2009	By:	/s/ Marc T. Ray
Marc T. Ray
Vice President of Finance and Chief Financial Officer